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                                                                  EXHIBIT 10 (b)

                             CPC INTERNATIONAL INC.
                         1993 STOCK AND PERFORMANCE PLAN
                                 AMENDMENT NO. 5

THIS INSTRUMENT made this 17th day of February, 1998 by Bestfoods, formerly known as CPC International Inc. (the "Company").

                                   WITNESSETH

WHEREAS, the Company maintains that CPC International Inc. 1993 Stock and Performance Plan, effective as of April 22, 1993, and as subsequently amended (the "Plan"); and

WHEREAS, the Company desires to amend the Plan to reflect changes in applicable law, to increase the number of shares reserved for issuance pursuant to the Plan, and for certain other matters;

NOW, THEREFORE, subject to the required approval of stockholders of the Company pursuant to Section 1.9(a) of the Plan, the Plan is amended as follows:

FIRST: The name of the Plan is revised to be the Bestfoods 1993 Stock and Performance Plan.

SECOND: The reference in Section 1.1 of the Plan to "CPC International Inc. (the "Company") is revised to "Bestfoods (the "Company").

THIRD:   The first sentence of Section 1.5(a) is revised to read as follows:
         "There shall be reserved for issuance pursuant to the Plan a total of fourteen million hundred thousand (14,500,000) shares of Common Stock, of which no more than five million (5,000,000) may be issued in the form of Restricted Stock and Common Stock-denominated Performance Units."

FOURTH:  Section 1.9(a) is revised to read as follows:

         "(a) The Board of Directors shall have the authority to amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval which shall (i) increase (except as provided in Section 1.5(b) hereof) the total number of shares reserved for issuance pursuant to the Plan, (ii) materially change the classes of Employees eligible to be Participants, (iii) decrease the minimum option pries stated in Section 2.2 hereof (other than to change the manner of determining Fair Market Value to conform to any then-applicable provision of the Code or regulations thereunder), (iv) extend the expiration date of the Plan, (v) withdraw the administration of the Plan from a committee consisting of two or more members, each of whom is a Non-Employee Director, or (vi) constitute amendment for which shareholder approval is required under applicable law. Subject to the proviso in the first sentence of this subsection (a), the Committee shall have the authority to amend the Plan if such amendment (i) is required by legislation or regulations or is requested by a government agency, or (ii) is administrative in nature. No amendment, suspension or termination shall alter or impair any right theretofore granted to any Participant, without the consent of such Participant."

FIFTH: Section 2.1(b) is revised to read as follows: "Notwithstanding any other provision of the Plan, in no event shall any Participant be awarded Options covering more than 250,000 shares in any one calendar year."
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SIXTH:   This Amendment is effective as of January 20, 1998, contingent upon approval by stockholders of the Company.

IN WITNESS WHEREOF, Bestfoods has caused this Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto on the date set forth above.

                                                           Bestfoods
                                                  By

ATTEST:
(Corporate Seal)